Exhibit 13.2

CONSENT OF EXPERT

I have reviewed the Annual Report of Coral Gold Resources, Ltd. on Form 20-F/A for the fiscal year ended January 31, 2004, which includes information derived from my technical report on the Robertson Property dated January 15, 2004, entitled "Geological Report on the Robertson Property," and I concur that the information as set forth is an accurate summary of my report. I further consent to the use in this Form 20-F/A of the reference to myself as an expert in the Annual Report.

Dated: March 9, 2005

/s/ Robert T. McCusker Robert T. McCusker, P.Geol